Exhibit 99

GORMAN-RUPP REPORTS FIRST QUARTER 2008 RECORD RESULTS AND ANNOUNCES PHASE II OF MANSFIELD, OHIO FACILITY CONSOLIDATION AND EXPANSION PLANS
Mansfield, Ohio — April 24, 2008 — The Gorman-Rupp Company (AMEX:GRC) reports record net sales of $81,434,000 during the first quarter ended March 31, 2008 compared to $74,461,000 during the same period in 2007, an increase of 9.4%. Net income during the quarter was $7,152,000, an increase of 40.5% compared to $5,092,000 in 2007, resulting in record earnings per share of $0.43 compared to $0.30 for the first quarter in 2007.
Sales growth during the first quarter 2008 resulted from continued increases in the Company’s international sales. In addition, increased sales of fire protection pumps and fabricated components by the Company’s subsidiary, Patterson Pump Company, more than replaced revenues from the sale of custom pumps for a flood control project recorded in the first quarter 2007. Incoming orders increased backlog slightly to $116.6 million from December 31, 2007.
Growth in the Company’s first quarter earnings primarily resulted from operating leverage on increased sales and product mix together with a lower effective tax rate.
Continuing the Company’s development of the Mansfield, Ohio facilities, the Board of Directors approved the second phase of consolidation and expansion plans. Projected cost of the expansion is $52.2 million, which is in addition to $5.8 million previously approved for engineering design and site development. Consolidation and expansion of the facilities will result in increased efficiency and capacity. Construction of the second phase of the project is expected to begin during 2008. The Company anticipates that the expansion will be funded by cash on-hand, operating cash flow and borrowing capacity.
President and CEO Jeffrey Gorman stated, “We are extremely pleased with the strong first quarter results. This is a very good start for the year in which the Company celebrates its seventy-fifth anniversary and continues its growth into the areas of water and wastewater handling and infrastructure renewal and expansion. We are excited about the second phase of the expansion of the Mansfield Division’s manufacturing, customer center and office facilities to support our anticipated continuing growth.”
David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1477
For information contact Robert E. Kirkendall, Senior Vice President & CFO, Telephone (419) 755-1294.
The Gorman-Rupp Company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agricultural, fire protection, heating ventilating and air conditioning (HVAC), military and other liquid handling applications.

Exhibit 99

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
(in thousands of dollars, except per share data)

	Three Months Ended March 31,
	2008	2007
Net sales	$81,434	$74,461
Cost of products sold	61,590	58,396

Gross profit	19,844	16,065

Selling, general and administrative expenses	9,499	8,440

Operating income	10,345	7,625

Other income (expense) — net	543	418

Income before income taxes	10,888	8,043
Income taxes	3,736	2,951

Net income	$7,152	$5,092

Basic and diluted earnings per share	$0.43	$0.30
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands of dollars)

	Unaudited
	March 31,	December 31,
	2008	2007
Assets
Cash and short-term investments	$31,830	$30,190
Accounts receivable — net	47,570	47,256
Inventories	55,608	53,223
Deferred income taxes and other current assets	4,157	4,619

Total current assets	139,165	135,288

Property, plant and equipment — net	60,257	59,970

Deferred income taxes and other assets	16,819	16,276

Total assets	$216,241	$211,534

Liabilities and shareholders’ equity

Accounts payable	$11,225	$14,162
Accrued liabilities and expenses	21,676	19,319

Total current liabilities	32,901	33,481

Deferred and other long-term income taxes	1,259	1,432
Postretirement benefits	26,909	26,661

Minority interest	591	520

Shareholders’ equity	154,581	149,440

Total liabilities and shareholders’ equity	$216,241	$211,534

Shares outstanding	16,703,035	16,703,035
Shares outstanding and per share data reflect the 5 for 4 stock split effective December 10, 2007.